Exhibit 3.2

FORM OF

AMENDED AND RESTATED

BY-LAWS

OF

NATIONAL BEEF, INC.

ARTICLE I.

STOCKHOLDERS

Section 1.               The annual meeting of the stockholders of National Beef, Inc. (the “Corporation”) for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting shall be held on such date, and at such time and place, if any, within or without the State of Delaware as may be designated from time to time by the Board of Directors of the Corporation (the “Board”).

Section 2.               Subject to the rights of the holders of any class or series of Preferred Stock (as defined in the certificate of incorporation of the Corporation) of the Corporation, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board or the Chair of the Board.

Section 3.               Except as otherwise provided by law, the certificate of incorporation of the Corporation or these By-Laws, notice of the time, place (if any) and, in the case of a special meeting, the purpose or purposes of the meeting of stockholders shall be given not more than sixty (60), nor less than ten (10), days previous thereto, to each stockholder of record entitled to vote at the meeting at such address as appears on the records of the Corporation.

Section 4.               The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided herein, by statute or by the certificate of incorporation of the Corporation; but if at any meeting of stockholders there shall be less than a quorum present, the chair of the meeting or the stockholders present may, to the extent permitted by law, adjourn the meeting from time to time without further notice other than announcement at the meeting of the date, time and place, if any, of the adjourned meeting, until a quorum shall be present or represented.  At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the original meeting.  If the adjournment is for more than thirty (30) days, or if, after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to notice of the meeting, and such notice shall include the record date for determining stockholders entitled to vote at the meeting if such date is different from the record date for determining stockholders entitled to notice of the meeting.  Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter.

Section 5.               The Chair of the Board, or in the Chair’s absence or at the Chair’s direction, the Chief Executive Officer, or in the Chief Executive Officer’s absence or at the Chief Executive Officer’s direction, any officer of the Corporation shall call all meetings of the stockholders to order and shall act as chair of any such meetings.  The Secretary of the Corporation or, in such officer’s absence, an Assistant Secretary shall act as secretary of the meeting.  If neither the Secretary nor an Assistant Secretary is present, the chair of the meeting shall appoint a secretary of the meeting.  Unless otherwise determined by the Board prior to the meeting, the chair of the meeting shall determine the order of business and shall have the authority in his or her discretion to regulate the conduct of any such meeting, including, without limitation, convening the meeting and adjourning the meeting (whether or not a quorum is present), imposing restrictions on the persons (other than stockholders of record of the Corporation or their duly appointed proxies) who may attend any such meeting, whether any stockholder or stockholder’s proxy may be excluded from any meeting of stockholders based upon any determination by the chair of the meeting, in his or her sole discretion, that any such person has unduly disrupted or is likely to disrupt the proceedings thereat, and the circumstances in which any person may make a statement or ask questions at any meeting of stockholders.

Section 6.               At all meetings of stockholders, any stockholder entitled to vote thereat shall be entitled to vote in person or by proxy, but no proxy shall be voted after three years from its date, unless such proxy provides for a longer period.  Without limiting the manner in which a stockholder may authorize another person or persons to act for the stockholder as proxy pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), the following shall constitute a valid means by which a stockholder may grant such authority: (i) a stockholder may execute a writing authorizing another person or persons to act for the stockholder as proxy, and execution of the writing may be accomplished by the stockholder or the stockholder’s authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature; or (ii) a stockholder may authorize another person or persons to act for the stockholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram, or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder.  If it is determined that such telegrams, cablegrams or other electronic transmissions are valid, the inspector or inspectors of stockholder votes or, if there are no such inspectors, such other persons making that determination shall specify the information upon which they relied.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to the preceding paragraph of this Section 6 may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

Proxies shall be filed with the secretary of the meeting prior to or at the commencement of the meeting to which they relate.

Section 7.               When a quorum is present at any meeting, the vote of the holders of a majority of the votes cast shall decide any question brought before such meeting, unless the question is one upon which by express provision of the certificate of incorporation of the Corporation, these By-Laws or the DGCL a different vote is required, in which case such express provision shall govern and control the decision of such question.  Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required and a quorum is present, the affirmative vote of a majority of the votes cast by shares of such class or series or classes or series shall be the act of such class or series or classes or series, unless the question is one upon which by express provision of the certificate of incorporation of the Corporation, these By-Laws or the DGCL a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 8.               (a)             Record Date(s) for Stockholders Entitled to Notice of Meeting or to Vote at Such Meeting.  In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which record date shall not be more than sixty (60) nor less than ten (10) days prior to the date of such meeting.  If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.  If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions at the adjourned meeting.

(b)           Record Date for Distributions.  In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not be more than sixty (60) days prior to any such corporate action.  If not fixed by the Board, the record date shall be at the close of business on the day on which the Board adopts resolution relating thereto.

(c)           Transfers after a Record Date.  Stockholders on a record date are entitled to notice, to vote or to receive the dividend, distribution or allotment of rights or to exercise the rights, as the case may be, notwithstanding any transfer of any shares on the books of the Corporation after the applicable record date, except as otherwise provided by agreement or by applicable law.

Section 9.               At any time when the certificate of incorporation of the Corporation permits action by one or more classes of stockholders of the Corporation to be taken by written consent, the provisions of this section shall apply.  All consents properly delivered in accordance with the certificate of incorporation of the Corporation, this section and the DGCL shall be deemed to be recorded when so delivered.  No written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered to the Corporation as required by this section, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded.  Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date of the meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.  Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.  In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board.  If no record date has been fixed by the Board, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  If no record date has been fixed by the Board and prior action by the Board is required by statute, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

Section 10.             The officer who has charge of the stock ledger of the Corporation shall prepare and make at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation.  In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.  If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.  If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 11.             The Board, in advance of all meetings of the stockholders, shall appoint one or more inspectors of stockholder votes, who may be employees or agents of the Corporation or stockholders or their proxies, but not directors of the Corporation or candidates for office.  In the event that the Board fails to so appoint one or more inspectors of stockholder votes or, in the event that one or more inspectors of stockholder votes previously designated by the Board fails to appear or act at the meeting of stockholders, the chair of the meeting may appoint one or more inspectors of stockholder votes to fill such vacancy or vacancies.  Inspectors of stockholder votes appointed to act at any meeting of the stockholders, before entering upon the discharge of their duties, shall take and sign an oath to faithfully execute the duties of inspector of stockholder votes with strict impartiality and according to the best of their ability and the oath so taken shall be subscribed by them.  Inspectors of stockholder votes shall, subject to the power of the chair of the meeting to open and close the polls, take charge of the polls, and, after the voting, shall make a certificate of the result of the vote taken.

Section 12.             (a)  Annual Meetings of Stockholders.  (i)  Nominations of persons for election to the Board and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Article I, Section 3 of these By-Laws, (B) by or at the direction of the Board or any committee thereof or (C) by any stockholder of the Corporation who is entitled to vote on such election or such business at the meeting, who complied with the notice procedures set forth in subparagraphs (ii) and (iii) of this paragraph (a) of this By-Law and who was a stockholder of record at the time such notice is delivered to the Secretary of the Corporation.

(ii)   For nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, and, in the case of business other than nominations, such other business must be a proper matter for stockholder action.  To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than twenty (20) days, or delayed by more than seventy (70) days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made; and provided further, that for purposes of the application of Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor provision), the date for notice specified in this paragraph (a)(ii) shall be the earlier of the date calculated as hereinbefore provided or the date specified in paragraph (c)(1) of Rule 14a-4.  For purposes of the first annual meeting of stockholders of the Corporation held after 2009, notice by the stockholder to be timely must be so delivered not later than the tenth day following the day on which public announcement of the date of such annual meeting is first made.

Such stockholder’s notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these By-Laws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (ii) (x) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner and (y) any derivative positions held or beneficially held by the stockholder and such beneficial owner and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder or such beneficial owner with respect to shares of the Corporation, (iii) a representation that the stockholder intends to appear in person or by proxy at the meeting to propose such business or nomination, and (iv) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (2) otherwise to solicit proxies from stockholders in support of such proposal or nomination.  The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

(iii)    Notwithstanding anything in the second sentence of paragraph (a)(ii) of this By-Law to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Corporation at least eighty (80) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which a public announcement of such increase is first made by the Corporation; provided that, if no such announcement is made at least ten (10) days before the meeting, then no such notice shall be required.

(b)        Special Meetings of Stockholders.  Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Article I, Section 3 of these By-Laws.  Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation who is entitled to vote on such election at the meeting, who complies with the notice procedures set forth in this By-Law and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation.  Nominations by stockholders of persons for election to the Board may be made at such a special meeting of stockholders if the stockholder’s notice (containing the information required by paragraph (a)(ii) of this Section 12) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.  Notwithstanding the foregoing, a special meeting at which directors are to be elected may only be called when such special meeting will be held in lieu of an annual meeting of stockholders.

(c)        General.  (i)  Only persons who are nominated in accordance with the procedures set forth in this By-Law shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law.  Except as otherwise provided by law, the certificate of incorporation of the Corporation or these By-Laws, the chair of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective nomination shall be disregarded or that such proposed business shall not be transacted.  Notwithstanding the foregoing provisions of this Section 12, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.  For purposes of this Section 12, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(ii)   For purposes of this By-Law, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(iii)  For purposes of this By-Law, no adjournment or postponement or notice of adjournment or postponement of any meeting shall be deemed to constitute a new notice of such meeting for purposes of this Section 12, and in order for any notification required to be delivered by a stockholder pursuant to this Section 12 to be timely, such notification must be delivered within the periods set forth above with respect to the originally scheduled meeting.

(iv)  Notwithstanding the foregoing provisions of this By-Law, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law.  Nothing in this By-Law shall (A) be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (B) apply to the right, if any, of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the certificate of incorporation of the Corporation.

ARTICLE II.

BOARD OF DIRECTORS

Section 1.               Subject to the provisions of the certificate of incorporation relating to the rights of any holders of the Corporation’s Preferred Stock, the number of directors constituting the full Board shall be fixed at seven; provided, however, that, pursuant to the provisions of Section 2.4 of the Stockholders Agreement, dated as of                     , 2010, by and among the Corporation, US Premium Beef, LLC, TKK Investments, LLC, TMKCo, LLC and NBPCo Holdings, LLC (the “Stockholders Agreement”), in the event that the Corporation ceases to qualify as a “controlled company” within the meaning of the rules of the New York Stock Exchange (or the comparable rules of another stock exchange on which the Corporation’s Class A Common Stock is then traded), then the Board may determine to increase the size of the Board to the extent necessary to comply with the provisions of the Stockholders Agreement and the applicable rules of the New York Stock Exchange (or such other stock exchange on which the Corporation’s Class A Common Stock is then traded).  Directors shall (except as hereinafter provided for the filling of vacancies and newly created directorships) be elected by the holders of a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.  A majority of the total number of directors constituting the entire Board shall constitute a quorum for the transaction of business.  Except as otherwise provided by law, these By-Laws or the certificate of incorporation of the Corporation, any act of the Board shall require the affirmative vote of a number of directors constituting the majority of the directors constituting the entire Board.  Directors need not be stockholders.  The Board shall, at its next meeting following each annual meeting of stockholders, elect a current director as Chair of the Board.  The position of Chair of the Board shall not be an officer of the Corporation.  The Chair of the Board shall perform such tasks and duties as may be set forth in these By-Laws and as from time to time prescribed by the Board in all cases within the Chair of the Board’s duties as a director and not as an officer of the Corporation including, by way of clarification and for the avoidance of doubt without expanding or contracting the role or duties of the Chair of the Board or the Board, as Chair of the Board when the Board is authorizing the actions of the Corporation as manager of National Beef Packing Company, LLC.  The Corporation is the manager of National Beef Packing Company, LLC.  For the avoidance of doubt, the Board shall have the power to authorize the actions of the Corporation in this role, except as delegated by the Board by resolution.

Section 2.               Subject to the certificate of incorporation of the Corporation, unless otherwise required by law, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Section 3.               Meetings of the Board shall be held at such place, if any, within or without the State of Delaware as may from time to time be fixed by resolution of the Board or as may be specified in the notice of any meeting.  Regular meetings of the Board shall be held at such times as may from time to time be fixed by resolution of the Board and special meetings may be held at any time upon the call of the Chair of the Board, or in the Chair’s absence or at the Chair’s direction, the Chief Executive Officer, by written notice, including transmission of a telecopy, e-mail or other means of electronic transmission, duly served on or sent and delivered to each director to such director’s address, e-mail address or telecopy number as shown on the books of the Corporation not less than twenty-four (24) hours before the meeting.  The notice of any meeting need not specify the purposes thereof.  A meeting of the Board may be held without notice immediately after the annual meeting of stockholders at the same place, if any, at which such meeting is held.  Notice need not be given of regular meetings of the Board held at times fixed by resolution of the Board.  Notice of any meeting need not be given to any director who shall attend such meeting (except when the director attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing (including by electronic transmission).

Section 4.               Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, and other features of such directorships shall be governed by the terms of the certificate of incorporation of the Corporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto.  The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to the certificate of incorporation of the Corporation and these By-Laws.  Except as otherwise expressly provided in the terms of such series, the number of directors that may be so elected by the holders of any such series of stock shall be elected for terms expiring at the next annual meeting of stockholders, and vacancies among directors so elected by the separate vote of the holders of any such series of Preferred Stock shall be filled by the affirmative vote of a majority of the remaining directors elected by such series, or, if there are no such remaining directors, by the holders of such series in the same manner in which such series initially elected a director.

Section 5.               If at any meeting for the election of directors, the Corporation has outstanding more than one class of stock, and one or more such classes or series thereof are entitled to vote separately as a class to elect directors, and there shall be a quorum of only one such class or series of stock, that class or series of stock shall be entitled to elect its quota of directors notwithstanding absence of a quorum of the other class or series of stock.

Section 6.               The Board may from time to time establish one or more committees of the Board to serve at the pleasure of the Board, which shall be comprised of such members of the Board and have such duties as the Board shall from time to time determine.  Any director may belong to any number of committees of the Board.  The Board may also establish such other committees with such members (whether or not directors) and with such duties as the Board may from time to time determine.  The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.  Unless otherwise provided in the certificate of incorporation, these By-Laws or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Section 7.               Unless otherwise restricted by the certificate of incorporation of the Corporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing (including by electronic transmission), and the writing or writings are filed with the minutes of proceedings of the Board.

Section 8.               The members of the Board or any committee thereof may participate in a meeting of such Board or committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such a meeting.

Section 9.               The Board may establish policies for the compensation of directors and for the reimbursement of the expenses of directors, in each case, in connection with services provided by directors to the Corporation.

ARTICLE III.

OFFICERS

Section 1.               The Board, at its next meeting following each annual meeting of the stockholders, shall elect officers of the Corporation, including a President, Chief Executive

Officer and a Secretary.  The Board may also from time to time elect such other officers (including one or more Presidents, Vice Presidents, a Treasurer, one or more Assistant Vice Presidents, one or more Assistant Secretaries and one or more Assistant Treasurers) as it may deem proper or may delegate to any elected officer of the Corporation the power to appoint and remove any such other officers and to prescribe their respective terms of office, authorities and duties.  Any Vice President may be designated Executive or Senior, or may be given such other designation or combination of designations as the Board or the Chief Executive Officer may determine.  Any two or more offices may be held by the same person.

Section 2.               All officers of the Corporation elected by the Board shall hold office for such terms as may be determined by the Board or until their respective successors are chosen and qualified.  Any officer may be removed from office at any time either with or without cause by affirmative vote of a majority of the members of the Board then in office, or, in the case of appointed officers, by any elected officer upon whom such power of removal shall have been conferred by the Board.

Section 3.               Each of the officers of the Corporation elected by the Board or appointed by an officer in accordance with these By-Laws shall have the powers and duties prescribed by law, by these By-Laws or by the Board and, in the case of appointed officers, the powers and duties prescribed by the appointing officer, and, unless otherwise prescribed by these By-Laws or by the Board or such appointing officer, shall have such further powers and duties as ordinarily pertain to that office.  Subject to the authority of the Board, the Chief Executive Officer shall have general and active management of the business of the Corporation.

Section 4.               Unless otherwise provided in these By-Laws, in the absence or disability of any officer of the Corporation, the Board may, during such period, delegate such officer’s powers and duties to any other officer or to any director and the person to whom such powers and duties are delegated shall, for the time being, hold such office.

ARTICLE IV.

CORPORATE BOOKS

The books of the Corporation may be kept inside or outside of the State of Delaware at such place or places as the Board may from time to time determine.

ARTICLE V.

CHECKS, NOTES, PROXIES, ETC.

All checks and drafts on the Corporation’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers or agent or agents as shall be authorized from time to time by the Board or such officer or officers who may be delegated such authority.  Proxies to vote and consents with respect to securities of other corporations owned by or standing in the name of the Corporation may be executed and delivered from time to time on behalf of the Corporation by the Chair of the Board, the Chief Executive Officer, or by such officers as the Chair of the Board, the Chief Executive Officer or the Board may from time to time determine.

ARTICLE VI.

FISCAL YEAR

The fiscal year of the Corporation shall end on the last Saturday in August, or at such other time as the Board may determine by resolution.

ARTICLE VII.

STOCK CERTIFICATES, CORPORATE SEAL

Shares of the Corporation’s capital stock may be certificated or uncertificated, as provided under the laws of the State of Delaware.  Any corporate seal shall have inscribed thereon the name of the Corporation.  In lieu of the corporate seal, when so authorized by the Board or a duly empowered committee thereof, a facsimile thereof may be impressed or affixed or reproduced.

ARTICLE VIII.

AMENDMENTS

These By-Laws may be made, amended, altered, changed, added to or repealed at any meeting of the Board or of the stockholders; provided, in the case of a meeting of the stockholders, that notice of the proposed change was given in the notice of the meeting of the stockholders; provided further, that notwithstanding any other provisions of these By-Laws or any provision of law which might otherwise permit a lesser vote of the stockholders, the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to make, amend, alter, change, add to or repeal any provision of these By-Laws.  Notwithstanding the foregoing, the provisions of Article II, Section 1 of these By-Laws and this last sentence of Article VIII of these By-Laws may not be amended, altered, changed or repealed (nor may any provision inconsistent with such provisions be added to these By-Laws) without the prior written consent of US Premium Beef, LLC and NBPCo Holdings, LLC, in each case to the extent that such party then possesses a right to designate directors under the Stockholders Agreement.